Exhibit 10.18

Chairman of the Board/ President

Compensation

AGREEMENT

This Chairman and President Compensation Agreement (this “Agreement”) is made as of the 1st day of February, 2020 by and among Bravo Multinational Inc. (BRVO), a Delaware Corporation, having its principal place of business at 2020 General Booth Blvd., Unit 230 Virginia Beach, VA 23454 (“Company”), and Merle Ferguson, Chairman of Board (Chairman) and President, and is made in light of the following recitals which are a material part hereof.

Recital: Chairman and President are business professionals with extensive back ground in account management, contract administration, public relations, acquisitions, staff management, team building, corporate strategy, contract negotiation, corporate finance, construction management, growth strategy, public company management.

NOW THEREFORE, for and in consideration of good and valuable consideration, in hand paid, including, but not limited to the mutual promises set forth herein, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereby agree as follows:

1. Recitals Govern.  The parties desire to enter into this agreement for purposes of carrying out the above recitals and intensions set forth above and this Agreement shall be construed in light thereof.

2. Stock only for Services.  The parties desire to memorialize their agreement to adherer to Securities Act Release No. 33-7646, dated February 26, 1999 regarding registration of securities on Form 144 Rule 4.2 Section 4(2), incorporated herein by reference.  No duty, obligation, engagement or other thing imposed on either the Company or the Chairman / President hereunder shall be construed to impose any duty, obligation or other engagement in violation of the letter or spirit of said release.

3. Services.  The Chairman / President agreed to provide services to the Company during the “Term” (as hereinafter defined).  Chairman / President agrees to provide such information, evaluation and analysis, in accordance with Services as will assist in maximizing the effectiveness of BRVO’s  business model both relative to its business model and to its present and contemplated capital structure.  The Chairman / President shall personally provide services and the Company understands that the nature of the services to be provided are part time and that the chairman will be engaged in other business and consulting activities during the term of this Agreement.

3. a Conflicts.  The Company waives any claim of conflict and acknowledges that Chairman / President has owned and continues to own and has consulted with interests in competitive businesses.

3. b Confidential Information.  The Chairman / President agrees that any information received by the Chairman / President during any furtherance of the obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the Chairman / President in full confidence and will not be revealed to any other persons, firms or organizations.  In connection herewith,  Chairman / President and the Company have entered into that Confidentiality Agreement in the form attached hereto as Schedule B.

3. c Role Of Chairman.  Chairman shall be available to consult with the Board of Directors, the officers of the Company, and the heads of the administrative staff, at reasonable times, concerning matters pertaining to the financial organization of the related matters, the selection and retaining of institutional financial organizations, the relationship of the Company with those organizations.  Chairman shall represent the Company, its Board of Directors, its officers or any other members of the Company in any transactions or communications.

3.d Role of President.  President’s primary responsibilities include making major corporate decisions, managing the overall operations and resources of a company, acting as the main point of communication between the Board of Directors (the board) and corporate operations and being the public face of the company.

3.e Liability.  With regard to the services to be performed by the Chairman/ President pursuant to this Agreement, the Chairman / President shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of the Chairman / President or on the part of the agents or Chairman’s of the Chairman, except when said acts or omissions of the Chairman / President are due to willful misconduct or gross negligence.  The Company shall hold the Chairman / President free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Chairman / President and the Chairman / President is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

4. Term.  The term of this Agreement shall commence February 1, 2020 and shall continue for a period of, five (5) Years, from that date, unless sooner terminated as provided herein.  It is understood that this Agreement shall not automatically renew and no obligations to renew are implied notwithstanding continued efforts to fulfill terms and conditions incomplete as of the termination of this Agreement. This Agreement  and the duties and obligations of the Chairman may be terminated by either party giving thirty (30) days prior written notice to the other but the compensation to the end of the contract and any previously incurred and approved expenses shall be deemed earned by and due to Chairman / President. Or termination through majority shareholder votes on early termination.

5. Compensation.  In consideration of the execution of the Agreement, and the performance of his obligations hereunder, and in lieu of cash compensation, the Chairman shall receive a fee of Three Hundred Thousand Dollars US ($300,000.00) per year for five (5) years of services rendered, payable in new common S3, S8, or restricted shares (dependent upon registration availability), cash or combination of cash and shares of Bravo Multinational, Inc. (hereinafter, the “Shares”). As per agreement between the Company and Chairman / President, the shares of services for year one of this contract to be issued in full within 30-days of this agreement based on BRVO’s closing stock price of $0.29 (Twenty Nine Cents), closing stock price January 31, 2020.  Future payments can be done monthly, quarterly, biannually, or year, dependent upon the economic condition of the company. If payment in shares or portions as such, shares to be issued based on the stock price value of its closing price of the previous day.

 Chairman / President agrees to pay certain reasonable cash expenses for the Company, as warranted, not to exceed Fifty Thousand Dollars US ($50,000.00) in any given year, and these payments made by Chairman / President on behalf of BRVO shall be in addition to the above compensation calculation and paid with 144 - restricted or S-8 shares within 30-days of receipts justifying payment(s). Further, Chairman / President to be issued 1.5M (One Million Five Hundred Thousand) Preferred ‘A’ Shares, par value $0.0001, as an additional part of compensation per this employment agreement.

6. Expenses.  The Company shall pay or reimburse the Chairman / President for all reasonable travel, business and miscellaneous expenses incurred in performing its duties under this Agreement, subject to prior approval (accept per paragraph #5 above).

7. Control as to Time and Place and Manner where Services Will Be Rendered.  It is anticipated the Chairman / President will spend up to 40 hours per week fulfilling its obligations under this Agreement.  The particular amount of time may vary from day to day or week to week.  The Chairman / President shall not be entitled to any additional compensation except where the Chairman / President performs more than 60 hours, subject to the prior written approval of the Company.  If additional work is approved, the Chairman / President will submit an itemized statement setting forth the time spent and services rendered, and the Company will pay the amounts due as indicated by statements submitted within thirty (30) days of receipt. Both the Company and the Chairman / President agree to act as an independent contractor in the performance of the duties under this Agreement. The Chairman / President will perform most services in accordance with this Agreement at a location and at times chosen in his discretion.  The Company may from time to time request that the Chairman / President arrange for the services of others but Chairman / President shall choose and contract with same.  The Chairman / President cannot employ others without the prior authorization of the Company.  Accordingly, the Chairman / President shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the Chairman’s / President’s  activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and state income tax, Social Security tax, unemployment insurance taxes, and other taxes or business license fee as required.  Except as otherwise may be agreed, the Chairman / President shall at all times be in an independent contractor, rather than co-venture, agent, or representative of the Company.

8. Representations and Warranties.  The Company represents and warrants that (1) the shares being issued and/or sold pursuant to option are authorized to be issued by the Company; (ii) The Company has full right, power, and corporate authority to execute and enter into this Agreement, and to execute all underlying documents and to bind such entity to the terms and obligations hereto and to the underlying documents and to deliver the interests and consideration conveyed thereby, same being authorized by power and authority vested in the party signing on behalf of the Company; (iii) the Company has and will have full right, power, and authority to sell, transfer, and deliver the shares being issued and/or sold pursuant to option; (iv) the Company has no knowledge of any adverse claims affecting the subject shares and there are no notations of any adverse claims marked on the certificate for same; and (v) upon receipt, Chairman / President or his nominee will acquire the shares being issued and/or sold pursuant to option, free and clear of any security interests, mortgage, adverse claims, liens, or encumbrances of any nature or description  whatsoever, subject only to matters pertaining to the sale of securities generally including but not limited to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any state, rule, or regulation relating to the sale of securities (collectively, “Securities Laws”).  In the event that Chairman / President accepts shares not yet subject to a valid registration statement, Chairman / President represents and warrants to the Company that he will acquire same for investment and not with a view to the sale or other distribution thereof and will not at any time sell, exchange, transfer, or otherwise dispose of same under circumstances that would constitute a violation of Securities Laws.  Each party acknowledges the creation, modification and/or transfer of securities and represents and warrants to all others that it has reviewed the transaction with counsel and that no registration or representations are required and that all rights of recourse or rescission resulting from such transfer, to the extent permitted by law, are waived and each party represents and warrants to all others that no marketing of securities to the public has occurred.  Each of the warranties, representations, and covenants, contained in this Agreement by any party thereto shall be continuous and shall survive the delivery of Chairman / President Services, the Compensation and the termination of this Agreement.

9. Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof.  For that purpose and the resolution of any claim hereunder, the parties hereto consent to the jurisdiction and venue of an appropriate court located in the State of Virginia.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.  In such event, no action shall be entertained by said court or any court competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

10.Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered by Facsimile or delivered personally to the address written above or to such other address of which the addressee shall have notified the sender in writing.  Notices mailed in accordance with this section shall be deemed given when mailed.

11.Binding Effect, Assignment and Succession.  All covenants and agreements contained in this Agreement by or on behalf of any parties hereto shall bind and inure to the benefit of his, her or its respective heirs, personal representatives, successors, and assigns, whether so expressed or not.  Except for assignment of the options as provided above, no party to this Agreement may, however, assign his rights hereunder or delegate his obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto.

12.Entire Agreement and Interpretation.  This Agreement, including any exhibits and schedules hereto, constitutes and contains the entire agreement of the Company and the Chairman / President with respect to the provision of Chairman / President  Services and Compensation and supersedes any prior agreement by the parties, whether written or oral.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.  The waiver of a breach of any term or condition of this Agreement must be written and signed by the party sought to be charged with such waiver, and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this agreement.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to its rules and laws regarding conflicts of laws and each of the parties hereto irrevocably submit to the exclusive jurisdiction of any United States Federal court sitting in the State of Delaware over any action or proceeding arising out of or relating to this Agreement.  The parties hereto further waive any objection to venue in the State of Delaware and any objection to an action or proceeding in the same on the basis of forum non-convenes.

13. Miscellaneous.  The section headings contained in this Agreement are inserted as a matter of convenience and shall not be considered in interpreting or construing this Agreement.  This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.  Time is of the essence of this Agreement and the obligations of the parties hereto.

IN WITNESS WHEREOF, the Company and the Chairman have executed this Agreement as of the day and year first written above.

Company:

           Chairman / President

/s/ Richard Kaiser                                                              /s/ Merle Ferguson

Richard Kaiser                                                                    Merle Ferguson

Secretary/ Director                                                           Chairman /President

SCHEDULE “A” TO CONSULTING AGREEMENT

Schedule of Services and Deliverables

Chairman shall provide the following Strategic Services:

Chairman agrees to provide all necessary judiciary responsibilities and provide necessary guidance and expertise.

SCHEDULE   “B” TO CONSULTING AGREEMENT

Confidentiality Agreement

This Confidentiality Agreement (hereafter this “Agreement”), is made as of the  1st day of February,  2020,  by Bravo Multinational, Inc., a  Delaware Corporation, having its principal place of business at 2020 General Booth Blvd, Unit 230, Virginia Beach, VA, 23454 (“Company”), and  Merle Ferguson (“Chairman / President ”). Given that the Company and Chairman/ President each desire to make certain confidential information concerning the Company, its technology, its investments, its marketing strategies, its capitalization and finances and its business as well as similar confidential information lawfully possessed by the Chairman/ President (collectively, the “Information”) for purposes agreed to be legitimate and the Company and Chairman / President each agree to hold such Information confidential pursuant to the terms of this Agreement, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged and with the intent to be legally bound hereby, the Company and the Chairman / President agree as follows:

1. The Information includes, but is not limited to, (i) all information on the Company, (ii) any and all data and information given or made available to the Chairman by the Company for evaluation purposes, whether written or in machine-readable form, (iii) any and all of the Company’s and Chairman’s  / President’s  notes, work papers, investigations, studies, computer printouts, and any other work including electronic data files, regardless of nature containing any such data and information and (iv) all copies of any of the foregoing.

2. The Chairman / President and Company each understand that the Information is proprietary to the Company and Chairman and each agrees to hold the Information given by the other strictly confidential.  The Company and Chairman/ President each agree that the Information shall be used only by the Company and Chairman and only for the purpose of reviewing and evaluating the activities of the Company, and shall not be used for any other purpose or be disclosed to any third party. Neither the Company nor its Chairman / President shall have the right to make copies or hold copies or documents except for reports and notes which have been generated by them, which reports and notes shall be retained for their exclusive use and shall remain confidential.

3. It is understood that this Confidentiality Agreement shall not apply to any information otherwise covered herein (i) which known to either the Company or the Chairman / President prior to the date of the Confidentiality Agreement, (ii) which is disclosed to the Chairman / President or the Company by a third party who has not directly or indirectly received such Information in violation of an agreement with party from whom it was received or (iii) which is generally known within the industry.

4. The Company and the Chairman / President each agree to be fully responsible and liable to the other for any and all damages caused by reason of disclosure of Information in violation of this Confidentiality Agreement by the receiving party or any of its assigns or successors.

5. This Confidentiality Agreement shall be governed by and construed in accordance with the State Laws of Delaware and shall be enforceable solely by and be for the sole benefit of the Chairman / President and Company, their successors and assigns.

In witness whereof, the Company and the Chairman / President have executed this Agreement as of the date above.

Company:

Chairman/ President:

/s/ Richard Kaiser                                                            /s/ Merle Ferguson

Richard Kaiser                                                                Merle Ferguson

Secretary/Director                                                           Chairman / President